UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

EXHIBIT B

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Nomura High Yield Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

July 1, 2026

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) is furnishing this Information Statement with respect to the LVIP Nomura High Yield Fund (formerly named, the LVIP Macquarie High Yield Fund) listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on December 8-9, 2025 (the “Meeting”), the Board approved the appointment of Nomura Corporate Research and Asset Management Inc. (“NCRAM” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Financial Investments Corporation (the “Adviser” or “LFI”), the Fund’s investment adviser, and NCRAM. (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated April 1, 2026. NCRAM replaced Nomura Investments Fund Advisers as sub-adviser to the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about July 13, 2026, to shareholders of record of the Fund as of June 17, 2026 (the “Record Date”).

I.	Background

On December 8-9, 2025, the Board of LVIP met to consider, among other things, the approval of the Sub-Advisory Agreement, with respect to the Fund, which took effect in April 2026. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and NCRAM prior to the Meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and NCRAM provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided to the Fund. LFI also provided information regarding the sub-adviser selection process and LFI’s reasons for recommending NCRAM to serve as the Fund’s sub-adviser. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers and Lincoln National Life Insurance Company employees to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Advisory Agreement between LFI and NCRAM on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by NCRAM under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by NCRAM, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of NCRAM. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by NCRAM were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered comparable sub-advisory fee information provided by LFI and noted that, with respect to the proposed sub-advisory fee schedule, the schedule was lower than the current sub-advisory fee schedule for the Fund and ranked 4th out of 8 in comparison to the Fund’s peer group. The Board further considered that the proposed sub-advisory fee schedule was negotiated between LFI and NCRAM, an unaffiliated third party, and that LFI would compensate NCRAM from its fees. The Board concluded that the proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and NCRAM, an unaffiliated third party, and that LFI would compensate NCRAM from its fees. The Board reviewed materials provided by NCRAM as to any additional benefits it would receive and noted LFI’s statement that it expects the benefits received by NCRAM to be similar to those of existing LVIP subadvisors, including economies of scale, enhanced reputation, and additional publicity that could lead NCRAM to win additional sub-advisory mandates.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement were fair and reasonable, and that approval of the Sub-Advisory Agreement was in the best interest of the Fund.

III.	Additional Information about the Sub-Advisory Agreement

The Sub-Advisory Agreement is dated April 1, 2026, and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the

Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

Nomura Corporate Research and Asset Management Inc. (“NCRAM”) is located at Worldwide Plaza, 309 West 49th Street, New York, NY 10019. NCRAM is a wholly owned subsidiary of Nomura Holdings Inc. with over $38 billion in assets under management as of December 31, 2025.

The name and principal occupation of the principal executive officers and directors of NCRAM are listed below.

Name	Principal Occupation
David Owen Crall	President, Chief Executive Officer, Chief Investment Officer, Managing Director and Board of Director
Stephen Spencer Kotsen	Managing Director and Portfolio Manager
Amy Yu Chang	Managing Director and Portfolio Manager
Neil Anthony Daniele	Chief Compliance Officer
Eugene Nmn Shuster	Managing Director – Head of Risk
Melanie Jane Hawthorne	Head of Legal
Steven Nicholas Aloupis	Board of Director
Yoshihiro Nmn Namura	Board of Director and Chairperson
Meno Volker Stroemer	Managing Director and Portfolio Manager
Robert Nmn Stark	Board of Director
Eugene James Chiulli	Treasurer and Chief Financial Officer
Yusuke Nmn Andoh	Board of Director

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of NCRAM.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation
David Crall, CFA	David Crall, CFA, is Chief Executive Officer (CEO), Chief Investment Officer (CIO), and Managing Director. He joined NCRAM in 1992, became CIO in 2010, and CEO in 2019. He has a bachelor’s degree from Yale University. He is a CFA® charterholder and member of the CFA Institute.
Amy Yu Chang, CFA	Amy Yu Chang, CFA, Managing Director and Portfolio Manager, joined NCRAM in 1999 and has been a portfolio manager for NCRAM’s high yield bond investments since 2007. She has a bachelor’s degree in Biology from Yale University. She is a CFA® charterholder and member of the CFA Institute.
Stephen Kotsen, CFA	Stephen Kotsen, CFA, Managing Director and Portfolio Manager, joined NCRAM in 1998 and has been a portfolio manager for NCRAM’s high yield bond investments since 2000. He has an MBA in Finance from Columbia Business School, and a bachelor’s degree in International Relations from Princeton University. He is a CFA® charterholder and member of the CFA Institute.
Christopher Parham, CFA	Christopher Parham, CFA, is an Executive Director and Assistant Portfolio Manager with NCRAM. He became an Assistant Portfolio Manager of NCRAM’s high yield strategies in January of 2018, and has formally served as Assistant Portfolio Manager for a subset of NCRAM’s US high yield funds since June of 2025. Mr. Parham joined NCRAM in August 2007 as a Credit Analyst and currently covers the Banking & Financials industries, in addition to his assistant portfolio manager responsibilities. His previous coverage includes the Printing & Publishing and Broadcasting industries. Mr. Parham graduated cum laude from Harvard University with a B.A. in Government and a minor in Economics. He is a CFA® charterholder, a member of the CFA Institute, and a member of the New York Society of Security Analysts.

V.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2025, the Fund paid LFI the net amount of $1,040,393, for investment advisory services.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2025, the Fund paid no commissions to any affiliated broker-dealers.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP Nomura High Yield Fund	15,688,292.12	20,153,896.34

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, the record shareholders below had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund:

5% Plus Record Holders

Fund Name / Shareholder Name	Percentage (%) of Shareholder Ownership in Fund
LVIP Nomura High Yield Fund – Standard Class
The Lincoln National Life Insurance Company	94.57%
Lincoln Life & Annuity Company of New York	5.27%
American General Life Ins. Co.	0.06%
Commonwealth Annuity & Life Ins. Co.	0.09%
LVIP Nomura High Yield Fund – Service Class
The Lincoln National Life Insurance Company	95.97%
Lincoln Life & Annuity Company of New York	4.03%

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE